ASSET PURCHASE AGREEMENT

BY AND AMONG

REALBIZ MEDIA GROUP, INC.

REACHFACTOR, INC.

SURESH SRINIVASAN

AND

ARUN SRINIVASAN

Dated May 24, 2014

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated May 24, 2014 (this “Agreement”), is entered into by and among RealBiz Media Group, Inc., a Delaware corporation (“REALBIZ”), with an address at 2690 Weston Road, Suite 200, Weston, Florida 33331, REACHFACTOR, INC., a Nevada corporation (“RF”) with an address at 5348 Vegas Drive, Suite 565, Las Vegas, Nevada 89108, SURESH SRINIVASAN with an address at c/o ReachFactor, Inc., 5348 Vegas Drive, Suite 565, Las Vegas, Nevada 89108 ARUN SRINIVASAN, with an address at c/o ReachFactor, Inc., 5348 Vegas Drive, Suite 565, Las Vegas, Nevada 89108 (Suresh Srinivasan and Arun Srinivasan being referred to as the “Representing Parties”).

WHEREAS, RF owns and desires to sell and assign to REALBIZ all of its identified Assets (as more specifically defined herein) and REALBIZ desires to purchase and acquire such Assets from RF and, thereafter, to use, market, license, sublicense, develop, maintain, collect and otherwise deal with the Assets without restriction.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

article I

DEFINED TERMS

In addition to terms defined elsewhere in this Agreement, the following terms shall have the meanings assigned to them herein, unless the context otherwise indicates, both for purposes of this Agreement and all Exhibits and Schedules referenced herein:

“Action” means any action, complaint, summons, citation, notice, directive, order, suit, proceeding, actual or potential claim, arbitration, litigation, audit, judgment, letter, inquiry, investigation or other communication from or threatened from any Person or Governmental Entity.

“Affiliate” means, as to a Person, any other Person controlling, controlled by or under common control with such first Person. As used in this definition, the term “control” shall mean the power, directly or indirectly, to vote more than 50% of the outstanding voting equity of an entity or the right, directly or indirectly, to designate a majority of the directors of a Person (in the case of a corporation) or the Persons exercising similar functions (in the case of an unincorporated Person).

“Ancillary Document” means any writing, certificate, exhibit, schedule, transfer document, statement, list, report, instrument, agreement or other document furnished or delivered in connection with this Agreement.

“Assets” means all of the properties, assets, rights, claims, leasehold interests, contracts and goodwill used in the Business, of every kind and character, wherever located, whether real or personal, tangible or intangible, including, but not limited to, the Contracts, Inventory, Intellectual Property, Proprietary Rights and Real Property and the name ReachFactor, except those assets specifically excluded as disclosed in Schedule F (referred to hereafter as the “Excluded Assets”).

“Assumed Liabilities” means the liabilities set forth on Schedule A hereto.

“Balance Sheet” is defined in the definition of “Financial Statements”.

“Benefit Plan” means any employee benefit plan including (i) any (a) nonqualified deferred compensation or retirement plan or arrangement or superannuation plan; (b) qualified defined contribution retirement plan or arrangement; or (c) qualified defined benefit retirement plan or arrangement, which is an “employee pension benefit plan”; (ii) any “employee welfare benefit plan” or material fringe benefit plan or program; or (iii) any stock purchase, stock option, profit sharing, deferred compensation, welfare, pension, retirement, severance pay, employment, change-in-control, vacation pay, company awards, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement.

“Business” means the current business of RF relating to the ReachFactor real estate website designed to improve online visibility, marketability, prospects and reputation of real estate agents. This Business will include all supporting products and assets, search engine optimization techniques and rankings created, as well as reseller agreements and intangibles for the Business, except for the Excluded Assets.

“Business Day” means any day other than a Saturday, Sunday or other day on which federally chartered commercial banks in Weston, Florida are authorized by Law to close.

“Capital Stock” means (i) in the case of a corporation, its shares of capital stock; (ii) in the case of a partnership or limited liability company, its partnership or membership interests or units (whether general or limited); and (iii) any other interest that confers on a Person the right to receive a share of the profits and losses or distribution of assets of the issuing entity.

“Charter Documents” means, with respect to any entity, the certificate of incorporation, articles of incorporation, by-laws, constitution, articles of organization or other similar organizational documents of such entity (in each case, as amended).

“Closing Date” means the date hereof.

“Consents” is defined in Section 5.4(a).

“Contract” means any agreement, contract, license, lease, commitment, arrangement or understanding, written or oral.

“Disclosure Schedules” means the REALBIZ Disclosure Schedule and the RF and Representing Parties Disclosure Schedule.

“Equity Securities” means (i) Capital Stock of RF, and (ii) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts that, directly or indirectly, could require the issuer thereof to issue, sell or otherwise cause to become outstanding Capital Stock.

“Exchange Act” is defined in Section 4.7.

“Excluded Assets” shall mean the assets specifically excluded from the definition of Assets which are disclosed in Schedule F.

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“Financial Statements” means RF’s financial statements consisting of the balance sheet as of February 28, 2014 and February 28, 2013 and the related statement of income for the period then ended (the “Balance Sheet”) and the related statement of income for the period then ended (the “Income Statement”).

“Governmental Entity” means any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity.

“Indebtedness” means any of the following: (i) any indebtedness, including accrued interest, for borrowed money; (ii) any inter-company debt; (iii) any obligations evidenced by bonds, debentures, notes or other similar instruments; (iv) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business (other than inter-company debt); (v) any obligations as lessee under capitalized leases; (vi) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property; (vii) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities; (viii) obligations relating to interest rate protection, swap agreements and collar agreements, and obligations arising from the extinguishment of indebtedness (e.g. prepayment penalties); and (ix) any guaranty of any of the foregoing.

“Indemnified Party” means any Person that is seeking indemnification from an Indemnitor pursuant to the provisions of this Agreement.

“Indemnitor” means any Party from which any Indemnitee is seeking indemnification pursuant to the terms of this Agreement.

“Intellectual Property” means any of the following which are not otherwise excluded in the disclosure schedules of this agreement, and includes (i) trademarks and service marks (whether or not registered), trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith; (ii) documentation, advertising copy, marketing materials, web-sites, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by copyright law; (iii) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, design documents, flow-charts, user manuals and training materials relating thereto and any translations thereof; and (iv) all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in clauses (i) through (iii) in any country of the world, including all letters patent, patent applications, provisional patents, design patents, PCT filings, invention disclosures and other rights to inventions or designs, all registered and unregistered copyrights in both published and unpublished works, all trademarks, service marks and other proprietary indicia (whether or not registered), trade secret rights, moral rights or other literary property or author’s rights, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.

“Inventory” means all personal property or goods held for sale or lease or to be furnished under contracts of service and all materials, supplies, parts, work-in-process, finished goods, packaging and other inventories of materials and personal property used or consumed in the operation of the Business.

“Law” or “Laws” means any and all applicable statutes, laws, ordinances, proclamations, regulations, published requirements, orders, decrees, authorizations, licenses, permits and rules of any foreign, federal, state or local government, political subdivision or governmental or regulatory authority, agency, board, bureau, commission, instrumentality or court or quasi-governmental authority, including, without limitation, those covering environmental, tax, energy, safety, health, transportation, bribery, record keeping, zoning, discrimination, antitrust and wage and hour matters, and in each case as amended and in effect from time to time.

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“Lien” means with respect to any property or asset, any lien, pledge, claim, charge, security interest, mortgage, adverse claim or other encumbrance of any nature whatsoever.

“Material Adverse Effect” means a material adverse effect on the assets, liabilities, business, operations, prospects or condition (financial or otherwise) of RF.

“Party” means any entity a party to this Agreement.

“Permitted Liens” means (i) Liens securing the payment of current real or personal property, taxes, assessments or other governmental charges or levies which are not yet delinquent, or which are being contested in good faith and as to which adequate reserves have been established; (ii) materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s or other like Liens incurred in the ordinary course of business securing obligations or payments not yet due and that do not impact the conduct of RF or the present proposed use of affected property; (iii) zoning restrictions, easements, licenses, restrictions on the use of Real Property or minor irregularities in title thereto, which do not materially impair, alone or in the aggregate, the use of the property affected thereby in the operation of the Business or the value of such property for the purpose of the Business; and (iv) workers’ compensation and unemployment compensation liens for amounts not yet due.

“Person” means a corporation, an association, a partnership, a limited liability company, an organization, a business, any other entity, an individual, a government or political subdivision thereof or a government agency.

“Products” is defined in Section 5.23(a).

“Proprietary Information” means inventions (whether or not patentable), trade secrets, technical data, databases, customer lists, designs, tools, methods, processes, technology, ideas, formulas, know-how, source codes, product road maps and other proprietary information and materials.

“REALBIZ’s Business” means the business that REALBIZ is engaged in, which is to sell online video reels and MVA services to real estate brokers and agents.

“Real Property” means all real property, buildings and fixtures owned, leased or used by RF.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of Hazardous Substances into the Environment.

“Representatives” means with respect to a Person, such Person’s directors, managers, officers, employees, investment bankers, attorneys, accountants, financial advisors, consultants and other advisors or representatives.

“RF Contracts” shall mean the Contracts listed on Schedule 5.17(a) hereto.

“RF Benefit Plan” is defined in Section 5.19(a).

“SEC Documents” is defined in Section 4.7.

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“Subsidiaries” means, with respect to any specified Person, any other Person of which (i) more than 50% of the outstanding Capital Stock is held, directly or indirectly, by such specified Person or (ii) over which the specified Person has the power, directly or indirectly, to designate a majority of the directors thereof (if such other Person is a corporation) or the individuals exercising similar functions (if such other Person is unincorporated).

“Tax” or “Taxes” means any and all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment compensation, social security, workers’ compensation, capital, premium and other taxes, assessments, customs, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, fines, additions to tax or additional amounts with respect thereto.

“Tax Authority” means any Governmental Entity having jurisdiction with respect to any Tax.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Transactions” means the transactions contemplated in this Agreement.

“Transfer Agent” means the company acting as the transfer agent for the REALBIZ common stock on the date hereof.

ARTICLE II

SALE AND PURCHASE OF ASSETS; ASSUMPTION OF ASSUMED LIABILITIES

2.1           Sale and Purchase. Subject to the terms and conditions contained herein, RF hereby sells, transfers, assigns, conveys and delivers to REALBIZ, and REALBIZ hereby accepts from RF, all of RF’s right, title and interest in and to the Assets, except for the Excluded Assets, free and clear of any liens other than Permitted Liens, pledges, security interests, claims or encumbrances of any kind.

2.2           Liabilities Assumed. Subject to the limitations set forth in Section 2.3 hereof, REALBIZ hereby assumes RF’s obligations under the Assumed Liabilities, as set forth on Schedule A annexed hereto which Assumed Liabilities shall not exceed $25,000.

2.3           Limitation on Assumption. It is expressly agreed and understood that REALBIZ shall not assume, pay or discharge or in any respect be liable for any liability, obligation, commitment or expense of RF other than those expressly assumed above in Section 2.2. Without limitation of the foregoing and notwithstanding anything in this Agreement to the contrary, REALBIZ shall not assume, pay or discharge, and shall not be liable for, and RF and the Representing Party, jointly and severally, shall discharge, indemnify and hold REALBIZ and each of its Affiliates (and their respective officers and directors) harmless, in accordance with the provisions of Article VIII hereof, from and against, any liability (actual or contingent), loss, commitment, obligation or expense of RF or the Representing Parties:

(a)          incident to, or arising out of, the negotiation and preparation of, or performance under this Agreement;

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(b)          incident to, or arising out of, any claims, actions, suits, proceedings, liabilities, fines, penalties, deficiencies or judgments existing on the Closing Date or arising at any time thereafter as a result of or in connection with the conduct of the business of RF, including, without limitation, the ownership or use of the Assets by RF or the Representing Parties and RF’s and the Representing Parties’ conduct of its business up to and including the Closing Date;

(c)          incident to, or arising out of, any tax liabilities (or penalties or interest thereon), of any nature whatsoever of RF’s whether on account of this Agreement or otherwise, including, without limitation, (i) any which may arise as a result of the sale of the Assets as contemplated by this Agreement or (ii) relating to the operations of RF’s prior or subsequent to the Closing Date.

2.4           The Purchase Price. The consideration payable by REALBIZ for the Assets sold to it as provided herein is 2,000,000 shares of Common Stock of REALBIZ.

ARTICLE III

THE CLOSING TRANSACTIONS AND OTHER RIGHTS

3.1           Issuance of REALBIZ Shares and Transfer of RF Assets. At the Closing: (i) RF will transfer the Assets to REALBIZ or its designee and (ii) REALBIZ shall cause the Transfer Agent to issue to RF the initial shares as detailed in Section 2.4 above.

3.2           Disclosure Schedules. As of the date of this Agreement, REALBIZ has delivered to RF and RF has delivered to REALBIZ, contemporaneously with the execution of this Agreement, the REALBIZ Disclosure Schedule and the RF Disclosure Schedule, respectively.

3.3           Further Assurances. Each Party shall, from time to time after the Closing Date at the reasonable request of another Party and without further consideration, execute and deliver or cause to be executed and delivered to the other such further instruments of transfer, assignment, conveyance and assumption, and shall take or cause to be taken such other action as reasonably requested by the other Party, as may be necessary to effectively implement and carry into effect the Transactions.

3.4           REALBIZ’s Deliveries. REALBIZ has delivered to RF, as applicable: annexed hereto;

(a)          The Employment Agreements, executed by REALBIZ;

(b)          An Officer’s Certificate as set forth in Section 6.1(c);

(c)          A legal opinion, in form and substance satisfactory to RF; and

(d)          Resolutions adopted by the board of directors of REALBIZ dated at or about the Closing Date authorizing it to execute and deliver this Agreement and to perform its obligations hereunder and authorizing the Transactions certified by the Secretary of REALBIZ.

3.5          RF’s Deliveries. RF has delivered to REALBIZ:

(a)          The Employment Agreements, executed by each of the Representing Parties;

(b)          An Officer’s Certificate as set forth in Section 6.2(c);

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(d)          Resolutions adopted by the board of directors and shareholders of RF dated at or about the Closing Date authorizing it to execute and deliver this Agreement and to perform its obligations hereunder and authorizing the Transactions certified by the Secretary of RF and approving the change of name of RF to a name not including the words “Reach” or “Factor”;

(e)          The Financial Statements;

(f)          An assignment of any property leases to be transferred to REALBIZ including the consent of all third parties;

(e)          An assignment of all permits and licenses to be transferred to REALBIZ in respect of operating the business;

(f)          A release or discharge of any liens over the Assets other than Permitted Liens;

(g)          All books and records of RF including originals of all Contracts, Tax Returns and other information and documentation related to the operations of the Business as currently conducted or intended to be conducted and all other documents, instruments or certificates as may reasonably be required to carry out the provisions of this Agreement and consummate the Transactions;

(h)          Agreements, in the form of Exhibit D annexed hereto, signed by each employee of RF (i) acknowledging that all right, title and interest in and to the Assets, except any Excluded Assets, is owned exclusively by RF and that each such employee claims no interest therein; and (ii) agreeing that each such employee will keep confidential and not disclose to anyone any confidential information (as therein defined) and documents of RF in perpetuity; and

(i)          An assignment of all operating bank accounts of RF.

ARTICLE IV

Representations OF REALBIZ

REALBIZ represents and warrants to RF that each statement contained in this Article IV is true and correct, and will be true and correct as of the Closing Date, except as set forth in the disclosure schedule dated and delivered as of the date hereof by REALBIZ to RF (the “REALBIZ Disclosure Schedule”), which is attached to this Agreement. The REALBIZ Disclosure Schedule shall be arranged in sections corresponding to each section and subsection of this Article IV.

4.1           Organization and Good Standing. REALBIZ is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware has all requisite corporate power to own, lease and operate its properties and to carry on the Business as now being conducted. REALBIZ is duly authorized, qualified, and licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification. REALBIZ is not in default under, or in violation of, any provision of its Charter Documents.

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4.2           Authority and Enforceability. REALBIZ has the requisite power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery by REALBIZ of this Agreement and/or the Ancillary Documents to which it is a party and the consummation by REALBIZ of the Transactions have been duly authorized by all necessary corporate action on the part of REALBIZ. This Agreement and/or the Ancillary Documents to which it is a party have each been duly executed and delivered by REALBIZ and, assuming due authorization, execution and delivery by RF and the Representing Parties, constitute the valid and binding obligation of REALBIZ, enforceable against it in accordance with their terms, except as such enforceability may be limited by: (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (ii) the availability of injunctive relief and other equitable remedies.

4.3           No Conflicts; Authorizations.

(a)          The execution and delivery by REALBIZ of this Agreement and/or the Ancillary Documents do not, and the consummation by each of REALBIZ of the Transactions will not: (i) violate the provisions of any of the Charter Documents of REALBIZ; (ii) violate any Contract to which REALBIZ is a party; (iii) violate any Law of any Governmental Entity applicable to REALBIZ; or (iv) result in the creation of any Liens upon any of the assets owned or used by REALBIZ except in each such case where such violation or Lien would not reasonably be expected to impair materially the ability of REALBIZ to perform its obligations under this Agreement or consummate the Transactions.

(b)          No authorization or order of, registration, declaration or filing with, or notice to, any Governmental Entity or any other Person is required by or with respect to REALBIZ in connection with the execution and delivery of this Agreement and the consummation of the Transactions except for such authorizations, orders, registrations, declarations, filings and notices the failure to obtain or make which would not reasonably be expected to impair materially the ability of REALBIZ to perform its obligations under this Agreement or consummate the Transactions

4.4           Litigation; Compliance with Law. There is no Action pending or, to REALBIZ’s knowledge, threatened, against REALBIZ that reasonably could be expected to materially adversely affect REALBIZ’s ability to consummate the Transactions.

4.5           Ability to Perform Agreement. To REALBIZ’s, or any AFFILIATE of REALBIZ’s knowledge, there is no occurrence, event or condition with respect to it that would prevent it from performing this Agreement in all material respects. No solvency proceeding of any character, including bankruptcy, receivership, reorganization, composition or arrangement with creditors (including any assignment for the benefit of creditors), voluntary or involuntary, affecting the business of REALBIZ (other than as a creditor) is pending or is currently being contemplated by REALBIZ or is being threatened against REALBIZ by any Person. REALBIZ has not made any assignment for the benefit of creditors or taken any action in contemplation of, or which would constitute the basis for, the institution of any such insolvency proceedings.

4.6           Brokers or Finders. Except as disclosed on Schedule 4.6, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions contemplated by this Agreement based upon arrangements made by or on behalf of REALBIZ or any of its Affiliates. In no event shall RF or the Representing Parties owe any such brokerage, finder’s or other fee or commission to any such broker, finder, or investment banker of NEXT1’s, REALBIZ’s, or any of REALBIZ’s Affiliates.

4.7           SEC Documents. REALBIZ has filed on a timely basis all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission pursuant to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), including material filed pursuant to Section 13(a) or 15(d) (the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

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article V

RF AND representing
PARTIES representations

RF and the Representing Parties, jointly and severally, represent and warrant to REALBIZ that the statements contained in this Article V are true and correct, except as may be set forth in the disclosure schedule dated and delivered as of the Closing Date by RF to REALBIZ (the “RF Disclosure Schedule”), which is attached to this Agreement. The RF Disclosure Schedule shall be arranged in sections corresponding to each section and subsection of this Article V.

5.1           Organization and Good Standing.

(a)          RF is a corporation duly organized, validly existing and in good standing under the applicable Laws of Nevada. RF has all requisite power to own, lease and operate its properties and to carry on the Business as currently conducted. RF is duly authorized, qualified and licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification. Schedule 5.1 contains a true and complete list of each jurisdiction in which RF is qualified to do business and each jurisdiction in which it has Assets, employees, consultants or conducts the Business.

(b)          RF previously has delivered to REALBIZ true and complete copies of the Charter Documents of RF as presently in effect. RF is not knowingly in default under, or in violation of, any provision of its Charter Documents.

5.2           Capitalization. The authorized Capital Stock of RF consists of 22,000,000 shares of common stock, all of which are issued and outstanding and the majority of which are held by the Representing Parties. There are no securities of RF outstanding on the date hereof other than the shares of common stock as outlined in Schedule 5.2. Schedule 5.2 set forth the current ownership of the RF outstanding shares of stock.

5.3           Authority and Enforceability. RF and the Representing Parties have the requisite power and authority to enter into this Agreement and the Ancillary Documents and to consummate the Transactions. The Representing Parties haves the full capacity, power and authority to enter into this Agreement and the other agreements contemplated hereby to which each is a party and to consummate the Transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and hereof. The execution and delivery by RF, and Representing Parties of this Agreement and the Ancillary Documents and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of RF and the Representing Parties and no further authorization or approval, whether of the stockholders or directors of RF or of governmental bodies or otherwise is necessary to fully authorize the execution, delivery and performance of this Agreement by RF and the Representing Parties. This Agreement and the Ancillary Documents have been duly executed and delivered by RF and the Representing Parties and constitute the valid and binding obligations of RF and the Representing Parties, respectively, enforceable against each of them in accordance with their respective terms, except as such enforceability may be limited by: (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (ii) the availability of injunctive relief and other equitable remedies.

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5.4           No Conflicts; Authorizations.

(a)          The execution and delivery of this Agreement and the Ancillary Documents by RF and the Representing Parties does not, and the performance by RF and the Representing Parties of their respective obligations hereunder and thereunder, and the consummation by RF and the Representing Parties of the Transaction (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly: (i) violate the provisions of any of the Charter Documents of RF; (ii) violate or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights or require a consent to assignment or change of control, under any Contract (A) to which RF or either of the Representing Parties is a party; (B) of which RF or the Representing Shareholder is a beneficiary; or (C) by which RF or either of the Representing Parties, or any of their respective Assets is bound; (iii) violate or conflict with any Law applicable to RF or either of the Representing Parties, or any of their respective Assets, or give any Governmental Entity or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, or revoke, cancel, terminate or otherwise modify any rights held under, any such Law; or (iv) result in the creation of any Liens, other than Permitted Liens, upon any of the Assets owned or used by RF, unless such Asset is an Excluded Asset. Schedule 5.4 sets forth and enumerates all notices, authorizations, consents, licenses, permits, waivers, assignments and other approvals and actions that are necessary or advisable in connection with the execution and delivery by RF and the Representing Parties of this Agreement and the consummation by RF and the Representing Parties of the Transactions , under any Law or Contract to which RF or either of the Representing Parties is a party or to which their Assets are subject (collectively, “Consents”) and the consummation of the Business after the consummation of the Transactions

No authorization consent or order of, registration, declaration or filing with, or notice to, any Governmental Entity or other Person is required by or with respect to RF or either of the Representing Parties in connection with the execution and delivery by RF or either of the Representing Parties of this Agreement or the consummation by RF or either of the Representing Parties of the Transactions.

5.5           Financial Statements/Internal Accounting Controls.

(a)          Schedule 5.5 includes true, correct and complete copies of the Financial Statements. The Financial Statements are true and correct and complete throughout the periods involved. The Financial Statements are based on the books and records of RF and fairly present the financial condition of RF as of the respective dates they were prepared and the results of the operations of RF for the periods indicated therein. The Financial Statements have not been rendered untrue, incomplete or unfair as representations of the financial condition or results of operations of RF by the subsequent discovery of events or occurrences which should have been reflected in such Financial Statements.

(b)          RF maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations and (ii) transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability. RF has established disclosure controls and procedures for RF and designed such disclosure controls and procedures to ensure that material information relating to RF is made known to their officers by others. The officers of RF have evaluated the effectiveness of RF’s controls and procedures. Since the date of the Balance Sheet, there have been no changes in RF’s internal controls or other factors that could significantly affect RF Companies’ internal controls.

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(c)          Except as set forth in Schedule 5.5, the Financial Statements reflect all material debts, liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured of RF. All reserves shown or incorporated in the Financial Statements are reasonable to provide for losses thereby contemplated. Except as set forth in the Financial Statements, neither the Business nor the Assets are liable upon or with respect to, subject to or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, liability or obligation of any other Person and there is no basis for the assertion of any such claim or liability.

(d)          RF is solvent and able to pay its debts as they become due.

5.6          Title to Assets.

(a)          Except as otherwise disclosed herein, RF has good and marketable title to all of the Assets. The Assets, except for the Excluded Assets, are the only assets necessary for the operation of the Business.

(b)          Except as set forth on Schedule 5.6, none of such Assets, or the use thereof: (i) is subject to any easements or restrictions or to any mortgages, liens, pledges, charges, encumbrances or encroachments, or to any rights of others of any kind of nature whatsoever other than Permitted Liens; (ii) encroaches or infringes on the property or rights of another; or (iii) contravenes any applicable law or ordinance or any other administrative regulation or violates any restrictive covenant or any provision of law. There are no agreements or arrangements between RF or either of the Representing Parties, and any third person which have any effect upon RF’s title to or other rights respecting the Assets. Further, and not in limitation of any of the foregoing provisions of this Section 5.6, except as described in Schedule 5.6:

(i)          RF has the sole and exclusive right to produce and market its products and conduct its business as heretofore conducted and has the full right and power to transfer the Assets, other than the Excluded Assets;

(ii)         RF has the exclusive right to bring actions for the infringement of, and RF has taken all actions and made all applicable applications and filings pursuant to relevant Federal, state and local law required to perfect and protect their interest and proprietary rights in, all of the Assets, except for the Excluded Assets;

(iii)        RF has no present or future obligation or requirement to compensate any person with respect to any of the Assets, whether by the payment of royalties or not, or whether by reason of the ownership, use, license, lease, sale or any commercial use or any disposition whatsoever of any of the Assets, herein;

(iv)        the ownership, production, marketing, license, lease, use or other disposition of any product or service presently being licensed or leased by RF to any person does not and will not violate any license or agreement of RF with any person infringe any right of any other person;

(v)         there are no express or implied warranties outstanding with respect to any products or any services provided by RF;

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(vi)        except for the Representing Parties, none of the present or former employees of RF own directly or indirectly, or has any other right or interest in, in whole or in part, any of the Assets; and

(vii)       the Assets, except for the Excluded Assets, constitute all such rights and assets necessary for RF to conduct its business as now conducted.

5.7           Inventory and Current Products. All Inventory, except for the Excluded Assets, of RF is of a quality, quantity and condition reasonably useable or saleable in the ordinary course of business, and consistent with past practices. Except as reserved consistent with past practices or as set forth on Schedule 5.7, none of such Inventory is obsolete and no write-down of such Inventory has been made or should have been made in the period since the date of the Balance Sheet. The quantities of Inventory are not excessive and are reasonable in the present circumstances of RF. All work-in-process and finished goods Inventory is free of any defect or other deficiency. All of such Inventory is located at the facilities of RF or in cloud services used by RF in the regular course of their Business and no inventory is held on a consignment basis. RF owns its Inventory free and clear of all Liens other than Permitted Liens. Schedule 5.7 sets forth a list of all Products being developed, manufactured, marketed or sold by RF as of the Closing Date, except for any Products specifically excluded under the disclosures herein, or otherwise owned by the Representing Parties and which are reasonably unrelated to the Business as it stands on the Closing Date.

5.8           Accounts Receivable. The accounts receivable of RF as of the Closing Date are: (i) valid and genuine and have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; (ii) not subject to valid defenses, set-offs or counterclaims; and (iii) collectible after billing at the full recorded amount thereof in each case consistent with past practices and are owned by RF free and clear of all Liens other than Permitted Liens.

5.9           Taxes.

(a)          All Tax Returns required to have been filed by or with respect to RF have been duly and timely filed with the appropriate Tax Authority, and each such Tax Return correctly and completely reflects liability for Taxes and all other information required to be reported thereon. All Tax Returns have been properly and accurately compiled and completed in all material respects, fairly present the information purported to be shown therein, and reflect in all material respects all liabilities for the applicable Taxes for the periods covered by such Tax Returns. All Taxes owed by RF (whether or not shown on any Tax Return) have been timely paid in full on or before their due date. RF has adequately provided for, in its books of account and related records, liability for all unpaid Taxes, including, but limited to, current Taxes not yet due and payable.

(b)          There is no Action currently proposed, threatened or pending against, or with respect to, RF or the Assets in respect of any Taxes or Tax Return. No issue has been raised in writing in any Tax examination with respect to RF which could result in liability for Taxes for RF for any period. RF is not the beneficiary of any extension of time within which to file any Tax Return, nor has RF made (or caused to be made on its behalf) any requests for such extensions. No claim is pending or threatened by a Governmental Entity in a jurisdiction where RF does not file Tax Returns that RF is or may be subject to taxation by such jurisdiction or that RF must file Tax Returns. Except as set forth in Schedule 5.9, RF has not conducted business in any country other than the U.S. to the extent that RF obligated to pay Taxes in such country. There are no Liens encumbering any of the Assets of any RF with respect to Taxes (except where such Lien arises as a matter of Law prior to the due date for paying the related Taxes, or except where such are Permitted Liens).

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(c)          RF has withheld and timely paid all Taxes required to have been withheld and paid and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(d)          RF has delivered to REALBIZ correct and complete copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by RF since year 2010. RF has not waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.

(e)          RF has not received (and is not subject to) any ruling from any Tax Authority or has entered into (or is subject to) any agreement with a Tax Authority. RF has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax.

(f)          RF is not a party to any Tax allocation or sharing agreement, or other agreement relating to the allocation or sharing of, or liability or indemnification for, Taxes between RF and any other Person. RF does not have liability for the Taxes of any Person RF is not a party to any joint venture, partnership or other arrangement that is, or could be, treated as a partnership for federal income tax purposes.

5.10         Compliance with Law.

(a)          RF has complied in all material respects with every, and is not in violation of any, applicable Law to which RF or the Business or Assets are or have been subject, other than a de minimis violation such as a parking ticket or similar minor violation or offense. No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice, or both) may result in a violation of, conflict with or the failure on the part of RF to comply with, any applicable Law. Neither RF nor either of the Representing Parties has received actual notice regarding any violation of, conflict with or failure to comply with any applicable Law by, or which may affect RF, the Business or Assets. No investigation or review by any Governmental Entity with respect to RF is pending or known to be threatened.

(b)          Neither RF or, to the knowledge of either of the Representing Parties or any director, officer, agent, employee or other person acting on behalf of RF has, in the course of its, his or her actions for, or on behalf of, RF (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity or (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee or Governmental Entity from corporate funds. RF carries on and conducts, and has carried on and conducted at all times, the Business in compliance with all Laws governing international business activities RF’s Assets have not been, are not, and will not be derived from or commingled with proceeds of any activities that are proscribed by the Foreign Corrupt Practices Act and other Laws relating to bribery or corruption, and were not procured or obtained through any payments to or for the benefit of officials of any Governmental Entity or to any other Person, regardless of the form, whether in money, property or services, to obtain favorable treatment in obtaining, retaining or directing business or to obtain special concessions or to pay for favorable treatment for business secured or for special concessions already obtained. RF is not currently nor has it been within the past five years, the target of any inquiry, investigation, settlement, plea agreement or enforcement Action by any Governmental Entity involving an alleged or suspected violation of any Laws governing international business activities, including export control laws, trade and economic sanctions.

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(b)          No “fair price,” “moratorium,” “control share acquisition,” “interested stockholder,” “business combination” or other similar anti-takeover statute or regulation enacted in is applicable to RF, or the Transactions.

5.11         Licenses and Permits.

(a)          RF owns, holds or lawfully uses in the operation of the Business all licenses, permits, consents and authorizations (international, federal, state and local) which are necessary for it to conduct the Business as currently conducted or for the ownership and use of the Assets (except for the Excluded Assets), owned or used by RF in the conduct of the Business, free and clear of all Liens, other than Permitted Liens. No Person, other than the Representing Parties, is known to own or have any proprietary, financial or other interest (direct or indirect) in any such licenses, permits, consents and authorizations (international, federal, state and local). All such licenses, permits, consents and authorizations (international, federal, state and local) are valid and in full force and effect, are listed on Schedule 5.11, and none will be terminated or impaired or become terminable or impaired as a result of the Transactions.

(b)          No event has occurred and to the knowledge of RF and the Representing Parties no circumstances exist that (with or without the passage of time or the giving of notice, or both) may result in a violation of, conflict with, failure on the part of RF to comply with the terms of, or the revocation, withdrawal, termination, cancellation, suspension or modification of, any license, permit, consent or authorization (international, federal, state and local). RF is not in default or violation of, and neither RF nor either of the Representing Parties has received notice regarding any claim of default or violation of, conflict with, failure to comply with the terms of, or any revocation, withdrawal, termination, cancellation, suspension or modification of, any license, permit, consent or authorization (international, federal, state and local).

5.12         Title to Personal Properties.

(a)          Schedule 5.12 sets forth a true and complete list of all the personal property, and assets, other than the Excluded Assets, which are owned, leased or used by RF as of the Closing Date with a current book value in excess of $5,000, specifying whether and by whom each such Asset is owned or leased and, in the case of leased Assets, indicating the parties to, execution dates of, and annual payments under, such lease.

(b)          With respect to personal property Assets, other than the Excluded Assets, that are owned, including all Assets reflected as owned on the Balance Sheet, (other than inventory sold in the ordinary course of business since the date thereof and other than the Excluded Assets), RF has good and valid title to all such Assets, free and clear of all Liens other than Permitted Liens.

(c)          With respect to personal property Assets that are leased, other than the Excluded Assets, RF has a valid leasehold interest in such leased Assets and all such leases are in full force and effect and constitute valid, binding and enforceable obligations of the parties thereto, except as may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (ii) the availability of injunctive relief and other equitable remedies. RF is not in breach of any of the terms of any such lease except as otherwise would not have a Material Adverse Effect on RF.

(d)          Other than holders of Permitted Liens (solely to the extent of such Permitted Liens) and lessors of leased Assets (solely to the extent of their interest in such leased Assets), no Person has any interest in any equipment or other tangible Assets used in the Business.

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5.13         Condition and Sufficiency of Assets. All buildings, plants, leasehold improvements, structures, facilities, equipment and other items of tangible property and Assets, other than the Excluded Assets, which are owned, leased or used by RF have been properly maintained and serviced, are in good operating condition and repair (subject to normal wear and tear given the use and age of such Assets), are usable in the ordinary course of business and conform, in all material respects to all Laws relating to their construction, use and operation. The tangible and intangible Assets, other than the Excluded Assets, owned by RF constitute all the Assets and properties necessary or advisable to permit RF, from and after the Closing, to conduct the Business in the same manner as RF have conducted such Business in the past or as currently contemplated.

5.14         THIS SECTION LEFT INTENTIONALLY BLANK

5.15         Intellectual Property.

(a)          Other than the domain names listed on Schedule 5.15(a) hereto and the licenses and other agreements listed in Schedule 5.15(b), and the Excluded Assets, RF neither owns nor licenses any Intellectual Property that is used in or necessary for the Business as it is currently conducted. RF owns the entire right, title and interest in and to all its Intellectual Property, free and clear of all Liens other than Permitted Liens.

(b)          Schedule 5.15(b) lists all licenses, sublicenses and other agreements pursuant to which a third party authorizes RF to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property owned by such third party, including the incorporation of any such Intellectual Property into the Products of RF and, with respect to each license, whether the license is exclusive or non-exclusive and its term.

(c)          Schedule 5.15(c) lists all licenses, sublicenses and other agreements pursuant to which RF authorizes a third party to use, practice any rights under, or grant sublicenses with respect to, any of its Intellectual Property or pursuant to which RF grants rights to use or practice any rights under any Intellectual Property owned by a third party and, with respect to each license, whether the license is exclusive or non-exclusive and its term.

(d)          The Intellectual Property of RF, other than the Excluded Assets, constitutes all the Intellectual Property used in or necessary for the operation of the Business as currently conducted, and, other than as set forth on Schedule 5.15(d) with respect to those licenses that cannot be transferred, will be transferred to REALBIZ and remain in full force and effect upon the consummation of the Transactions.

(e)          All registration, maintenance and renewal fees related to RF’s Intellectual Property and any other certifications, filings or registrations that are included in its Intellectual Property that are currently due have been paid up to the Closing Date, and all documents, and certificates related to such Intellectual Property have been filed with the relevant Governmental Entity for the purposes of maintaining such Intellectual Property. All of RF’s Intellectual Property is, and will continue to be after the Closing Date, valid, in good standing, held in compliance with all applicable legal requirements and enforceable by RF.

(f)          RF owns or has legal right to use all of its Intellectual Property, free and clear of all Liens, except for Permitted Liens. There are no challenges, oppositions or cancellation or interference proceedings (or any basis therefor) with respect to the validity or enforceability of RF’s Intellectual Property. Schedule 5.15(f) lists all trademark filings, if any, made or registered by RF before any Governmental Entity and the status of any Actions before the United States Patent and Trademark Office or any other Governmental Entity anywhere in the world related to RF’s Intellectual Property, including the due date for any outstanding response by RF in such Actions. Neither RF nor either the Representing Parties has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of RF’s Intellectual Property.

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(g)          To the knowledge of RF and the Representing Parties none of the Products or services currently or formerly developed, manufactured, sold, distributed, provided, shipped or licensed by RF, or which are currently under development, has infringed or infringes upon, or otherwise unlawfully used or uses, the Intellectual Property rights of any third party. RF’s Intellectual Property has not infringed or infringes upon, or otherwise unlawfully used or uses, any Intellectual Property of a third party. Neither RF nor either of the Representing Parties has received any communication alleging that RF or any of its Products, services, activities or operations infringe upon or otherwise unlawfully uses any Intellectual Property of a third party nor is there any basis for any claim of infringement or unlawful use. No Action has been instituted or threatened relating to any Intellectual Property formerly or currently used by RF. No Person has infringed or is infringing any Intellectual Property rights of RF or has otherwise misappropriated or is otherwise misappropriating or unlawfully using RF’s Intellectual Property.

(h)          With respect to RF’s Proprietary Information, the documentation relating thereto is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the special knowledge or memory of others, RF has taken commercially reasonable steps to protect and preserve the confidentiality of all Proprietary Information owned by RF. Without limiting the generality of the foregoing, the Proprietary Information of RF is not part of the public knowledge and has not been used or divulged for the benefit of any Person other than in the usual course of business disclosure to third parties reasonably necessary for the operation of the Business and who are themselves obligated to maintain the confidentiality of RF, such as accountants, attorneys, and other select vendors and service providers which have a confidential business relationship with RF. Any receipt or use by, or disclosure to, a third party of Proprietary Information owned by or pertaining to RF has been pursuant to the terms of a binding written confidentiality agreement or legal privilege. True and complete copies of all confidentiality agreements and any amendments thereto have been delivered to REALBIZ. RF is, and, to RF’s and the Representing Parties’ knowledge, all other parties thereto are, in compliance with the provisions of the confidentiality agreements. RF is in compliance with the terms of all Contracts pursuant to which a third party has disclosed to, or authorized RF to use, Proprietary Information owned by such third party.

(i)          All current and former employees, consultants and contractors of RF have executed and delivered, and are in compliance with, enforceable agreements regarding the protection of RF’s Intellectual Property, other than the Excluded Assets and have provided valid written current assignments of all Intellectual Property conceived or developed by such employees, consultants or contractors in connection with their services for RF. True and complete copies of all such agreements have been delivered to REALBIZ. Other than the Excluded Assets, no such current or former employee, consultant or contractor or any other Person has any right, claim or interest in or to RF’s Intellectual Property.

(j)          All Intellectual Property that has been distributed, sold or licensed to a third party by RF that is covered by a representation or warranty conformed to or conforms to, and performed or performs in accordance with, the representations and warranties provided with respect to such Intellectual Property by or on behalf of RF for the time period during which such representations and warranties apply.

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(k)          The execution and delivery by RF and the Representing Parties of this Agreement does not, and the consummation by RF and the Representing Parties of the Transactions (in each case, with or without the giving of notice or lapse of time, or both), will not, directly or indirectly, result in the loss or impairment of RF’s Intellectual Property, or give rise to any right of any party to terminate or reprise or otherwise renegotiate RF’s rights to own any of its Intellectual Property or its rights under any license, nor require the consent of any Governmental Entity or other third party in respect of any such Intellectual Property.

5.16         Absence of Certain Changes or Events. Except as otherwise set forth on the Schedule 5.16, since the date of the Balance Sheet:

(a)          There has been no event, occurrence, or fact, or any series of events, occurrences, or facts that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)          RF has not amended or changed its Charter Documents;

(c)          RF has not declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any Equity Securities or any other security;

(d)          RF has not split, combined or reclassified any Equity Securities or other security, or issued, or authorized for issuance, any Equity Securities or other security;

(e)          RF has not altered any term of any outstanding Equity Securities or other security;

(f)          RF has not (i) increased or modified the compensation, including salary, bonuses, royalty, commissions or deferred compensation or benefits payable or to become payable by RF to any of its current or former directors, managers, employees, contractors or consultants; (ii) increased or modified any Benefit Plan, payment or arrangement made to, for or with any current or former directors, managers, employees, contractors or consultants of RF; (iii) entered into any employment, severance or termination agreement; or (iv) entered into any agreement or arrangement with any of its current or former directors, managers, employees, contractors or consultants providing any form of signing or stay on bonus or compensation;

(g)          Other than the sale of inventory in the ordinary course of business, RF has not sold, leased, transferred or assigned any of its Assets, except for the Excluded Assets;

(h)          RF has not incurred, assumed or guaranteed any material Indebtedness;

(i)          RF has not created or assumed any Lien on any Asset, except for Permitted Liens;

(j)          RF has not made any material loan, advance or capital contribution to, or investment in, any Person;

(k)          RF has not entered into any Contract other than in the ordinary course of business;

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(l)          Other than in the ordinary course of business (i) no material Contract has been terminated or cancelled; (ii) no rights under any material Contract have been waived or accelerated; and (iii) no material Contract that would be required to be listed as a Contract pursuant to Section 5.17 if such Contract were in effect on the Closing Date, has been terminated or cancelled;

(m)          RF has not sold, transferred, pledged or assigned, and there has been no reduction in the value of, any of its Intellectual Property, except for the Excluded Assets;

(n)          There has not been any labor dispute or any activity or proceeding by a labor union or representative thereof to organize any employees of RF;

(o)          There has not been any violation of or conflict with any Law to which the Business or Assets of RF are subject;

(p)          Neither RF nor either of the Representing Parties has agreed or entered into any arrangement to take any action which will result in any representation or warranty set forth in this Article V being untrue or incorrect on the Closing Date;

(q)          There has not been any damage, destruction or loss with respect to the Assets of RF, whether or not covered by insurance;

(r)          Neither RF nor either of the Representing Parties has made any material change in accounting policies or practices;

(s)          Neither the Representing Parties nor any officers or employees material to the ongoing operation of RF has left or given notice he or she intends to leave RF;

(t)          Neither RF nor either of the Representing Parties has made any Tax election, changed its method of Tax accounting or settled any claim for Taxes;

(u)          Neither RF nor either of the Representing Parties has settled any material Action; and

(v)         Neither RF nor the Representing Parties has agreed, whether in writing or otherwise, to do any of the foregoing.

5.17         Contracts.

(a)          Except as set forth on Schedule 5.17(a), or except for de minimis agreements which are not necessary for the ongoing operation of the Business such as office refuse maintenance agreements and the like, RF is not a party or is subject to, or its Assets, except for the Excluded Assets, are bound by any (herein, the “RF Contracts”):

(i)          Contract for the purchase by RF of materials, supplies, goods, services, equipment or other Assets;

(ii)         Contract for the sale by RF of materials, supplies, goods, services, equipment or other Assets or that requires RF to purchase its total requirements of any product or service from a third party;

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(iii)        Employment, consulting, shareholders agreement, termination or severance Contract, other than any such Contract that is terminable at-will by RF without liability to RF;

(iv)        Contract containing noncompetition, nonsolicitation or confidentiality covenants restricting RF (including geographic restrictions);

(v)         Partnership, joint venture or similar Contract;

(vi)        Distribution, dealer, marketing, consultant, representative or sales agency Contract;

(vii)       Maintenance Contract pursuant to which RF is rendering or responsible for providing maintenance services, other than ordinary customer maintenance services previously disclosed to REALBIZ;

(viii)      Contract evidencing an obligation to purchase, sell, lease or sublease personal property or Real Property;

(ix)         Guaranty, surety or contribution Contract or any Contract that provides for the indemnification by RF of any Person, the undertaking by RF to be responsible for consequential damages or the assumption by RF of any Tax, environmental or other liability;

(x)          Contract with any Governmental Entity;

(xi)         Note, debenture, bond, equipment trust, letter of credit, loan or other Contract for Indebtedness or lending of money (other than to employees for travel expenses in the ordinary course of business) or any undertaking of the Indebtedness or Liability of any other Person;

(xii)        Contract for any capital expenditures or leasehold improvements;

(xiii)       Contract that grants any distribution rights either to or from RF in any market, field or territory;

(xiv)      Contract that relates to the acquisition or disposition of any business (whether by merger, sale of stock, sale of Assets or otherwise);

(xv)       License, sublicense, royalty or similar agreements;

(xvi)      Collective bargaining Contract or other Contract with any labor organization, union or association;

(xvii)     Contract that contains exceptional or unusual terms or conditions or is not made at arm’s length and in the best interest of RF; or

(xviii)    Contract that is otherwise material to RF and not previously disclosed pursuant to this Section 5.17.

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(b)          The RF Contracts are, in full force and effect and are in all material respects valid and binding obligations of the parties thereto, enforceable in accordance with their terms, and no defenses, off sets or counterclaims have been asserted or, to the knowledge of RF and the Representing Parties, may be made by any party thereto, nor has RF waived any right thereunder. RF's rights and obligations under all RF Contracts to be assigned hereby to REALBIZ are assignable as contemplated by this Agreement and will be duly and validly assigned to REALBIZ on the Closing Date; such assignment will not give rise to the ability of any other party to such agreements to terminate such agreements or to otherwise modify the rights and obligations thereunder; and such assignments will not result in any liability being imposed on REALBIZ other than to perform its assumed obligations under such agreements after the Closing.

(c)          RF and, to the knowledge of the Representing Parties, no other party thereto, is in default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any RF Contract, and RF has not given or received notice to or from any Person relating to any such alleged or potential default that has not been fully cured. No event has occurred which (with or without the giving of notice or lapse of time, or both) may conflict with or result in a violation or breach of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any RF Contract.

(d)          Except as set forth in the Schedule 5.17(d), neither RF nor either of the Representing Parties is required to obtain any Consent under any of the RF Contracts in connection with the execution and delivery by RF of this Agreement or the consummation of the Transactions.

(e)          The Representing Parties have delivered true and complete copies of each RF Contract to REALBIZ.

5.18         Litigation. Except as set forth on Schedule 5.18, there is no Action by any Person or Government Authority: (i) pending or to the knowledge of RF or the Representing Parties threatened against or affecting RF or its Assets, RF or either of the Representing Parties; (ii) that challenges or seeks to prevent, enjoin or otherwise delay the Transactions; (iii) that could have the effect of restraining or prohibiting REALBIZ’s ownership or operation (or that of its Subsidiaries or Affiliates) of all or any portion of the Business or Assets of RF; or (v) that could compel REALBIZ or its Affiliates to dispose of or hold separate all or any material portion of the Business or Assets of RF. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action. There is no Action against any current or former director, officer or employee of RF with respect to which RF has or is reasonably likely to have an indemnification obligation. There is no unsatisfied order, judgment, penalty or award against or affecting RF or any of its Assets, except for the Excluded Assets.

5.19         Employee Benefits.

(a)          Schedule 5.19(a) sets forth a true and complete list of all Benefit Plans sponsored, maintained or contributed to or required to be contributed to RF for the benefit of any present or former directors, employees, contractors or consultants of RF (each a “RF Benefit Plan”). RF has no intent or commitment to create any additional Benefit Plans or amend any of its Benefit Plans.

(b)          The Representing Parties have delivered to REALBIZ true and complete set of copies of (i) all RF Benefit Plans and related trust agreements, annuity contracts, other funding instruments, and all other material Contracts and agreements, including third party administration agreements and service agreements, maintained in connection with the operation of RF Benefit Plans; and (ii) any summaries of material modification, if any, concerning RF Benefit Plans.

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(c)          Each RF Benefit Plan has been, to maintained, operated and administered in all material respects in accordance with such RF Benefit Plan’s respective terms, and in compliance with all applicable laws.

(d)          With respect to each RF Benefit Plan, there are no Actions, (other than routine claims for benefits in the ordinary course) pending or threatened against any such RF Benefit Plan, RF or any trustee or agent of any such RF Benefit Plan.

(e)          Full payment has been made of all amounts which RF was required to have paid as a contribution to any RF Benefit Plan as of the last day of the most recent fiscal year of each RF Benefit Plan ended prior to the Closing Date.

(f)          Each RF Benefit Plan is, and its administration is and has been during the six-year period preceding the Closing Date, in compliance with, and RF has not received any claim or notice that any such RF Benefit Plan is not in compliance with, all applicable Laws.

(g)          RF is not in default in performing any of its contractual obligations under any of RF Benefit Plans or any related trust agreement or insurance contract.

(h)          There are no outstanding liabilities of any RF Benefit Plan other than liabilities for benefits to be paid to participants in any RF Benefit Plan and their beneficiaries in accordance with the terms of such RF Benefit Plan.

(i)          RF has the right under the terms of each RF Benefit Plan and under applicable Law to amend, revise, merge or terminate such plan (or its participation in such plan) or transfer the Assets of such plan to another arrangement, plan or fund at any time exclusively by action of RF, and no additional contributions would be required to properly effect such termination.

(j)          No RF Benefit Plan provides benefits to any individual after termination of employment.

(k)          The consummation of the Transactions will not (either alone or in conjunction with any other event) (i) entitle any current or former director, employee, contractor or consultant of RF to severance pay, unemployment compensation (except for any unemployment compensation an employee is entitled to as a result of termination of such employee by REALBIZ or its affiliates after the closing date of this Agreement) or any other payment; and (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any such director, employee, contractor or consultant or result in the payment of any other benefits to any Person or the forgiveness of any Indebtedness of any Person.

(l)          With respect to each RF Benefit Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid as of the Closing Date under such insurance policy have been paid, and, as of the Closing Date, there are no liabilities of RF under any insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing Date.

(m)          RF has no duty or obligation to indemnify or hold another Person harmless for any liability attributable to any acts or omissions by such Person with respect to any RF Benefit Plan.

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5.20         Labor and Employment Matters.

(a)          Schedule 5.20(a) sets forth (i) (A) a list of all directors, employees, contractors and consultants of RF (including title and position) as of the Closing Date and (B) the compensation and benefits of each such director, employee, contractor and consultant and (ii) a list of all former directors, employees, contractors and consultants of RF who are receiving benefits or scheduled to receive benefits in the future, and the pension benefit, medical insurance coverage and other benefits of each such former director, employee, contractor and consultant. None of the above referenced benefits includes unusual or exceptional terms or conditions. Except as otherwise disclosed here, all directors, officers, employees, contractors and consultants of RF may be removed or terminated by RF at any time with or without cause, but only for reasons not prohibited by and otherwise consistent with federal, state and local Law and without any severance or other liability to RF or REALBIZ.

(b)          RF is not a party or subject to any labor union or collective bargaining agreement. There are no pending or threatened labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any Actions which involve the labor or employment relations of RF. There is no unfair labor practice, charge or complaint pending, unresolved or, threatened before any governmental agency. No event has occurred or circumstance exists that may provide the basis of any work stoppage or other labor dispute.

(c)          RF has complied with each, and is not knowingly in violation of any, Law relating to anti-discrimination and equal employment opportunities and there are, and have been, no violations of any other Law with respect to the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person. RF has filed and/or posted all reports, information and notices required under any Law with respect to the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person, and will timely file all such reports, information and notices required by any Law to be given prior to the Closing. RF has maintained all records required by any applicable Law.

(d)          RF has paid or properly accrued in the ordinary course of business all wages and compensation due to employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay and bonuses.

(e)          Except as otherwise disclosed herein, RF is not a party to any Contract which restricts RF from relocating, closing or terminating any of its operations or facilities or any portion thereof. The consummation of the Transactions will not create liability for any act by RF on or prior to the Closing under any other Law respecting reductions in force or the impact on employees of plant closings or sales of businesses.

(f)          RF Disclosure Schedule sets forth a true and complete list of all employees of RF working in the United States who are not U.S. citizens and a description of the legal status under which each such employee is permitted to work in the United States. All employees of RF who are performing services for RF in the United States are legally able to work in the United States and will be able to continue to work in the United States following the consummation of the Transactions.

(g)          Except as set forth on Schedule 5.20(g), no Person that was engaged by RF as an independent contractor or in any other non-employee capacity can or will be characterized or deemed to be an employee of RF under applicable Law for any purpose whatsoever including, without limitation, for purposes of federal, state and local income taxation, workers’ compensation, unemployment insurance and eligibility for RF’s group benefit.

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(h)          Except as set forth on Schedule 5.20(h), there are no covenants, agreements or restrictions, included but not limited to, employment agreements not to compete, prohibiting, limiting or in any way restricting any employee of RF from engaging in any type of business activity in any location. No employee, consultant or contractor of RF has been, is or will be, by performing services for RF, in violation of any term of any employment, invention disclosure or assignment, confidentiality, noncompetition or other restrictive covenant or agreement as a result of such employee’s, consultant’s or independent contractor’s employment by or contract with RF or any services rendered by such employee, consultant or independent contractor.

5.21         This section left intentionally blank.

5.22         Insurance.

(a)          Schedule 5.22 sets forth (i) a true and complete list of each insurance policy and fidelity bond which covers RF and the Business and Assets, its directors, and employees and (ii) a list of all pending claims and the claims history for RF during the current year and the preceding three years (including with respect to insurance obtained but not currently maintained). There are no pending claims under any of such policies as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights. Schedule 5.22 describes any self-insurance arrangement by or affecting RF and the loss experience for all claims that were self-insured in the current year and the preceding three years.

(b)          All such insurance policies are issued by an insurer that is financially sound and reputable, are in full force and effect and are enforceable in accordance with their terms and will continue in full force and effect with respect to RF following the Transactions. Such policies provide adequate insurance coverage for RF and the Business, Assets, directors, and employees and are sufficient for compliance with all Laws and Contracts to which RF is a party or by which it is bound.

(c)          All premiums due under such policies have been paid in full or, with respect to premiums not yet due, accrued. Neither RF nor the Representing Parties has received a notice of cancellation of any policy or of any changes that are required in the conduct of the Business as a condition to the continuation of coverage under or renewal of any such policy. There is no existing default or event which (with or without the giving of notice or lapse of time, or both) would constitute a default under any policy or induce any insurer to terminate or cancel any such policy. Neither RF nor the Representing Parties has knowledge of any threatened, or any basis for, termination of, or material premium increase with respect to any such policy and none of such policies provides for retroactive premium adjustments.

5.23         Product Warranty.

(a)          There are no warranties (express or implied) outstanding with respect to any products currently or formerly manufactured, sold, distributed, provided, shipped or licensed (“Products”), or any services rendered, by RF beyond that set forth in the standard conditions of sale or service or written warranty provided upon sale of a Product (which have been provided to REALBIZ), except as identified in Schedule 5.23.

(b)          All Products that have been or are being tested, developed, labeled, stored, promoted, distributed, manufactured, sold and/or marketed by RF have been and are being tested, developed, labeled, stored, promoted, distributed, manufactured, sold and/or marketed in compliance with all Product specifications, all express and implied warranties and all requirements under applicable Law.

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(c)          There are no design, manufacturing or other defects, latent or otherwise, with respect to any Product and such Products are not toxic when used in accordance with their intended use. Each Product that has been manufactured, sold, distributed, provided, shipped or licensed contained all warnings required by applicable Law and such warnings have been in accordance with reasonable industry practice.

(d)          RF has no material liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any Product. Neither RF nor any of its suppliers have committed any act or failed to commit any act, which would result in, and there has been no occurrence which would give rise to or form the basis of, any product liability, product defect or liability for breach of warranty in excess of Ten Thousand Dollars ($10,000) (whether covered by insurance or not) on the part of RF with respect to any Product.

(e)          Neither RF nor any of its suppliers has voluntarily made, or been required by any Governmental Entity to make, any recall of, or suspend or discontinue, any Product. There are no facts, circumstances or conditions that would reasonably be expected to form the basis for any Action with respect to a recall, suspension or discontinuance of any Product. Since December 31, 2007, there have been no inspections, inspection reports or other written correspondence from any Governmental Entity that asserts or alleges that the operation of RF is or was not or may not be in compliance with any applicable Laws or regulatory requirement.

(f)          The Financial Statements reflect adequate reserves for Product design and warranty claims and other damages in connection with any Product manufactured, sold, distributed, shipped or licensed, or service rendered, by RF on or prior to date of Balance Sheet. The accounting records of RF will reflect adequate reserves for all such claims in connection with Products manufactured, sold, distributed, shipped or licensed, or services rendered by, RF from date of the Balance Sheet to the Closing Date.

5.24         Books and Records. The minute books (containing the records of the meetings, or written consents in lieu of such meetings, of the stockholders, the board of directors and any committees of the board of directors), the stock certificate books and the stock record books of RF are correct and complete and have been maintained in accordance with sound business practices. The minute books of RF contains true and complete records of all meetings or actions taken by written consent of the stockholders, the board of directors and any committees of the board of directors of RF, and no meeting or action by written consent in lieu of such meeting, of any such stockholders, the board of directors or committee of such board of directors, has been held for which minutes have not been prepared and not contained in the minute books. All of the books and records of RF, including minute books, are in the possession of RF. Current, true and correct copies of the minute books have been provided to REALBIZ.

5.25         Suppliers and Customers. Schedule 5.25 sets forth (i) each supplier of material or manufacturing to RF; (ii) each supplier who constitutes a sole source of supply to RF; and (iii) each customer that is material to RF or has contributed in excess of five percent (5%) of RF’s revenues for the most recent completed fiscal year. The relationships of RF with each such supplier, manufacturer, and customer are good commercial working relationships. No such supplier or customer has canceled or otherwise terminated or materially modified, or threatened to cancel or otherwise terminate or materially modify, its relationship with RF. Neither RF nor the Representing Parties has received notice or has reason to believe that any such supplier or customer may cancel or otherwise materially modify its relationship with RF or limit or reduce its supply of services, supplies or materials to, or its purchases of products, materials, goods or services from, RF, either as a result of the Transactions or otherwise. No supplier or customer of RF which was a material customer of or supplier to RF during the prior fiscal year has terminated its relationship with RF or been terminated by RF.

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5.26         Consultants. RF has provided REALBIZ with a list of the names and addresses of all current and former Consultants of RF, copies of all Consultant Agreements and other Contracts with RF and the compensation paid to each Consultant for the past five fiscal years. Except as set forth on Schedule 5.26 there are no suits, actions, claims, inquiries, investigations, legal, administrative or arbitration proceedings pending or, to the knowledge of RF or either of the Representing Parties, threatened, against or affecting RF or its directors, managers, officers or employees, including but not limited to the Representing Parties, by any Consultant or pending or threatened by RF against any Consultant. Except as set forth on Schedule 5.26, each Consultant is in compliance with such Consultant’s independent consultant agreement with RF, the related Policies and Procedures and the other rules and regulations relating to RF’s Consultants. Since January 1, 2013, RF has not received any notice from any Consultant of his or her intention to alter or terminate his or her business relationship with RF or to compete in any way with RF.

5.27         Bank Accounts. Schedule 5.27 sets forth the name of each bank, investment, safe deposit company or other financial institution in which RF has an account, lock box or safe deposit box, a list of each deposit, savings, brokerage, securities or similar account and the names of all persons authorized to draw thereon or have access thereto. All payments made by RF have been made in the ordinary course through banking channels.

5.28         Powers of Attorney. There are no outstanding powers of attorney executed by or on behalf of RF or the Representing Parties in favor of any Person.

5.29         Loans to or from Directors, Managers, Employees, or Consultants. Except as set forth on Schedule 5.29, RF has not loaned any monies to or borrowed any monies from, any director, manager or employee of, or consultant to, RF.

5.30         Arms-Length Transactions. Except as set forth on Schedule 5.30, all of the material transactions with any Person by RF have been conducted on an arms-length basis. Except as set forth on Schedule 5.30: (i) neither RF nor any director, officer or employee of RF or its Affiliates has any direct or indirect interest, profit participation or ownership (other than through non-controlling investments in securities of publicly-held corporations) in businesses which are competitors of RF and (ii) none of RF or any officer, director or employee of RF or its Affiliate is an Affiliate of any Person that has a material business relationship with RF.

5.31         Solvency.

(a)          The fair value of RF’s Assets exceeds the amount of RF’s existing debts and liabilities (including known contingent liabilities). RF’s Assets do not constitute unreasonably small capital to carry on the Business for the current fiscal year as now conducted and as proposed to be conducted, including its capital needs taking into account the particular capital requirements of the Business conducted by RF and projected capital requirements and capital availability thereof. The current cash flow of RF, together with the proceeds RF would receive were it to liquidate all of its Assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. RF is, and has been, able to timely pay its debts, liabilities and obligations.

(b)          Immediately after the Closing: (i) RF will be solvent, will be able to pay RF’s debts as they mature and (ii) the fair saleable value of RF’s Assets (calculated on a going concern basis) will be in excess of the amount of RF’s liabilities. No solvency proceeding of any character, including bankruptcy, receivership, reorganization, composition or arrangement with creditors (including any assignment for the benefit of creditors), voluntary or involuntary, affecting the Business or either of the Representing Parties (other than as a creditor) is pending or is currently being contemplated by RF or either of the Representing Parties or is being threatened against any Company, the Representing Shareholder or RF by any other Person. Neither RF nor either of the Representing Parties has made any assignment for the benefit of creditors or taken any action in contemplation of, or which would constitute the basis for, the institution of any such insolvency proceedings.

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5.32         Completeness of Disclosure.

(a)          No representation or warranty by RF or either of the Representing Parties in this Agreement, and no statement made by RF or either of the Representing Parties in the RF Disclosure Schedule or any certificate or other document furnished or to be furnished to REALBIZ pursuant hereto or in connection with the negotiation, execution or performance of this Agreement or conduct of due diligence, contains any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading. Except as specifically set forth in this Agreement or the RF Disclosure Schedule, there are no facts or circumstances which, to RF’s or either of the Representing Shareholder’s knowledge, could be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)          All information provided to REALBIZ by RF and the Representing Parties and all replies to the questions or requests for information provided by RF and the Representing Parties and their respective Representatives to REALBIZ or its Representatives were when given, and remain, true, accurate and not misleading in all material respects, and there is no fact or matter which makes any such information untrue, inaccurate or misleading in any material respect or the disclosure of which might reasonably be expected to materially adversely affect the willingness of REALBIZ to purchase the RF Assets on the terms set forth in this Agreement.

(c)          No investigations by REALBIZ, REALBIZ’s Representatives or any other Person shall reduce or otherwise affect the obligations or liabilities of RF or either of the Representing Shareholder with respect to any representations, warranties, covenants, or agreements made herein or in any Ancillary Document executed and delivered in connection with the Transactions.

5.33         Accredited Investor.

(a)          Each is purchasing the shares of common stock of REALBIZ for its own account for investment only and not with a view towards the public sale or distribution thereof and not with a view to or for sale in connection with any distribution thereof. Each is: (i) an “accredited investor” as that term is defined in Rule 501 of the General Rules and Regulations under the 1933 Act by reason of Rule 501(a)(3); (ii) experienced in making investments of the kind described in this Agreement and the related documents; (iii) able, by reason of the business and financial experience of its officers (if an entity) and professional advisors (who are not affiliated with or compensated in any way by RF or any of its affiliates or selling agents), to protect its own interests in connection with the transactions described in this Agreement, and the related documents; and (iv) able to afford the entire loss of its investment in the shares of common stock of REALBIZ.

(b)          Each realizes that it will not be able to resell readily the shares of common stock of REALBIZ because none of those securities have been registered under the 1933 Act, or any state securities laws, and, therefore, all subsequent offers and sales of such shares shall be made pursuant to registration under the 1933 Act or pursuant to an exemption from registration.

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(c)          Each has been furnished with all materials relating to the business, finances and operations of REALBIZ which have been requested by them and have been afforded the opportunity to ask questions of REALBIZ and have received complete and satisfactory answers to any such inquiries.

(d)          Each understands that its investment in the shares of common stock of REALBIZ involves a high degree of risk and each has made such independent investigation and evaluation of financial condition, properties, business and prospects of REALBIZ as each deems necessary to make an informed decision to acquire the shares of common stock of REALBIZ.

(e)          Each understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the shares of common stock of REALBIZ.

(f)          The Representing Parties are each a bona fide resident of the state of California, over 21 years of age, and legally competent to execute this Agreement.

5.34         Brokers or Finders. Other than as set forth on Schedule 5.33, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of RF or the Representing Parties.

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ARTICLE VI
COVENANTS OF THE PARTIES

6.1           Access to Information. Until the Closing, RF and the Representing Parties shall:

(a)          Furnish to REALBIZ and each of its Representatives all financial, operating, and other data and information concerning the Business and the Assets that its Representatives shall from time to time reasonably request;

(b)          Afford REALBIZ and each of its Representatives reasonable access during regular business hours to the offices, properties, books, records, contracts, and documents (including Tax Returns filed and those in preparation) of RF; and

(c)          Give REALBIZ and each of its Representatives the opportunity to ask questions of, and receive prompt answers from, RF’s Representatives.

6.2           Consents. RF and the Representing Parties will use their best efforts to obtain all consents and approvals required under any contract to which either RF is a party or by which either RF is bound to enable RF to effect the sale of the Assets pursuant hereto. RF shall promptly notify REALBIZ of any failure or prospective failure to obtain any such Consent and, if requested, shall provide to REALBIZ copies of the Consents obtained by RF. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any contract, or any claim or right or any benefit arising thereunder or resulting therefrom, if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights of REALBIZ or RF thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights of RF thereunder so that REALBIZ would not in fact receive all such rights, REALBIZ shall have the right to terminate this Agreement, and if requested by REALBIZ, RF will cooperate with REALBIZ in any arrangement designed to provide for REALBIZ the benefits under any of such contracts, including, without limitation, enforcement for the benefit of REALBIZ of any and all rights of RF against a third party thereto arising out of the breach or cancellation by such third party or otherwise; and any transfer or assignment to REALBIZ by RF of any contract which shall require the consent or approval of any third party, shall be made subject to such consent or approval being obtained.

6.3           Regulatory Approvals and Filings. Each Party covenants and agrees to use its best efforts to promptly prepare and file all necessary permits, consents, approvals, and authorizations, and make all filings, with all Governmental Entities and all other Persons necessary or advisable to consummate the Transactions. The Parties will cooperate with each other and their Representatives in the preparation of any documents or other materials that may be required by any Government Entity to consummate the Transaction.

6.4           Cooperation. RF, the Representing Parties, REALBIZ shall consult with each other prior to making any filing with any Governmental Entity in connection with the Transactions and promptly after each such filing provide the other with a copy thereof.

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6.5           Public Announcements. Neither REALBIZ, RF nor the Representing Parties nor any of their respective Affiliates or Representatives, shall issue any press releases or otherwise make any public statements with respect to this Agreement and the Transactions without the prior written consent of the other Parties (such consent not to be unreasonably conditioned, withheld or delayed); provided that REALBIZ may, without such approval, make such press releases or other public announcement, including, but not limited to, oral statements, as it believes are required pursuant to any listing agreement with any national securities exchange or stock market or applicable securities Laws, in which case the Party required to make the release or announcement shall allow the other Party reasonable time to comment on such release or announcement in advance of such issuance; provided, further, that each of the Parties may make internal announcements to their respective employees after the Closing Date that are consistent with the Parties’ prior public disclosures regarding the Transactions.

6.6           Board Seat. Immediately after the Closing of the Transactions contemplated in this Agreement, REALBIZ shall increase the size of its board of directors and a nominee chosen by the Representing Parties shall be elected to fill the newly created vacancy.

ARTICLE VII

COVENANTS OF RF AND THE REPRESENTING PARTIES

7.1           Third Party Consents. If any required Consent cannot be obtained prior to the date hereof and such requirement has not been waived by REALBIZ, RF and the Representing Parties will cooperate as reasonably necessary with REALBIZ to obtain such Consent as soon as practical following the Closing.

7.2           Right of First Refusal. If either of the Representing Parties desire to sell in excess of One Hundred Thousand (100,000) shares of the common stock of REALBIZ in a single transaction or in one or more related transactions at any time when the daily trading volume of either stock is less than 20,000 shares, then prior to selling any such shares, they shall submit a written offer to REALBIZ for REALBIZ to acquire such shares at the market price of such shares on the date of such offer. REALBIZ shall have five (5) days in which to notify the selling Representing party of its intent to exercise such right of first refusal and the closing of such sale shall occur within ten (10) days of such notification. If r REALBIZ does not exercise such right of first refusal then the selling Representing Party shall be free to sell such shares in the open market in accordance with all applicable laws.

ARTICLE VIII

INDEMNIFICATION

8.1           Indemnification of the Parties. Each Party to this Agreement shall indemnify and hold harmless the other Party and their respective officers, directors and shareholders (each an “Indemnified Party”), from and against any and all demands, claims, actions or causes of action, judgments, assessments, losses, liabilities, damages or penalties and reasonable attorneys’ fees and related disbursements (collectively, “Claims”) suffered by such Indemnified Party resulting from or arising out of any: (i) inaccuracy in or breach of any of the representations or warranties made by the other Party at the time they were made, and, except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), on and as of the Closing Date; (ii) breach or nonfulfillment of any covenants or agreements prior to the Closing Date, made by that Party prior to Closing; (iii) misrepresentation made by a Party, in each case as made herein or in the Schedules or Exhibits annexed hereto or in any closing certificate, schedule or any ancillary certificates or other documents or instruments furnished by said Party hereto or in connection with the Transactions or in the due diligence and negotiations of this Agreement; and (iv) any Claim not expressly assumed by the other Party as herein provided, including obligations of any Party for severance payments and share purchase and option payments, but not for REALBIZ’s obligations to perform the RF Business in conformance with its past practice prior to Closing.

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8.2           Indemnification Procedures for Third-Party Claim.

(a)          Upon obtaining knowledge of any Claim by a third party that has given rise to, or is expected to give rise to, a claim for indemnification hereunder, the Indemnified Party shall give written notice (“Notice of Claim”) of such claim or demand to the Indemnifying Party, specifying in reasonable detail such information as the Indemnified Party may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading that may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). Subject to the limitations set forth in Section 8.2(b) hereof, no failure or delay by an Indemnified Party in the performance of the foregoing shall reduce or otherwise affect the obligation of the Indemnifying Party to indemnify and hold the Indemnified Party harmless, except to the extent that such failure or delay shall have actually adversely affected the Indemnified Parties’ ability to defend against, settle or satisfy any Claims for which the Indemnified Party is entitled to indemnification hereunder.

(b)          If the claim or demand set forth in the Notice of Claim given by an Indemnified Party pursuant to Section 8.2(a) hereof is a claim or demand asserted by a third party, the Indemnifying Party shall have fifteen (15) days after the date on which the Notice of Claim is delivered to notify the Indemnified Party in writing of its election to defend such third party claim or demand on behalf of the Indemnified Party. If the Indemnifying Party elects to defend such third party claim or demand, the Indemnified Party shall make available to the Indemnifying Party and their agents and representatives all records and other materials that are reasonably required in the defense of such third party claim or demand and shall otherwise cooperate with, and assist the Indemnifying Party in the defense of, such third party claim or demand, and so long as the Indemnifying Party is defending such third party claim in good faith, the Indemnified Party shall not pay, settle or compromise such third party claim or demand. If the Indemnifying Party elects to defend such third party claim or demand, the Indemnified Party shall have the right to participate in the defense of such third party claim or demand at the Indemnifying Parties expense. In the event, however, that such Indemnified Party reasonably determines that representation by counsel to the Indemnifying Parties could reasonably be expected to present counsel with a conflict of interest, then the Indemnified Party may employ separate counsel to represent or defend it in any such action or proceeding and the Indemnifying Party will pay the fees and expenses of such counsel. If the Indemnifying Parties do not elect to defend such third party claim or demand or does not defend such third party claim or demand in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Parties’ expense, to defend such third party claim or demand; provided, however, that: (i) such Indemnified Party shall not have any obligation to participate in the defense of or defend any such third party claim or demand; (ii) such Indemnified Party’s defense of or its participation in the defense of any such third party claim or demand shall not in any way diminish or lessen the obligations of the Indemnifying Parties under the agreements of indemnification set forth in this Article VIII; and (iii) such Indemnified Party may not settle any claim without the consent of the Indemnifying Parties, which consent shall not be unreasonably withheld or delayed.

(c)          Except for third party claims being defended in good faith, the Indemnifying Parties shall satisfy its obligations under this Article VIII in respect of a valid claim for indemnification hereunder that is not contested by the Indemnified Party in good faith in cash payable to the Indemnified Party within thirty (30) days after the date on which Notice of Claim is delivered.

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8.3           Indemnification Procedures for Non-Third Party Claims. In the event any Indemnified Party should have an indemnification claim against the Indemnifying Parties under this Agreement that does not involve a claim by a third party, the Indemnified Party shall promptly deliver notice of such claim to the Indemnifying Parties in writing and in reasonable detail. The failure by any Indemnified Party to so notify the Indemnifying Parties shall not relieve the Indemnifying Parties from any liability that it may have to such Indemnified Party, except to the extent that Indemnifying Parties have been actually prejudiced by such failure. If the Indemnifying Parties do not notify the Indemnified Party within fifteen (15) business days following its receipt of such notice that the Indemnifying Parties dispute such claim, such claim specified by the Indemnified Parties in such notice shall be conclusively deemed a liability of the Indemnifying Parties under this Article VIII and the Indemnifying Parties shall pay the amount of such liability to the Indemnified Party on demand, or in the case of any notice in which the amount of the claim is estimated, on such later date when the amount of such claim is finally determined. If the Indemnifying Parties dispute his or her liability with respect to such claim in a timely manner, the Indemnifying Parties and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be submitted to a court of law.

8.4         Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and remain in full force and effect for 24 months; provided that the representations and warranties in Section 4.1, 4.2, 4.3, 4.4, 5.1, 5.2, 5.3, 5.4, 5.6 and 5.15 shall survive indefinitely.

article IX

CONFIDENTIALITY AND NON-COMPETITION

9.1           Confidentiality. At all times after the Closing Date, RF and the Representing Parties shall retain in strictest confidence, and shall not use for its benefit or for the benefit of others all confidential information comprising or related to the Assets described in this Agreement including, without limitation, the technology, know-how, trade secrets, customer lists transferred hereby to REALBIZ, pricing policies, marketing plans or strategies, product development techniques or plans, or technical processes, designs and design projects respecting the Business.

9.2           Non-Competition.

(a) (i) For a period of one (1) year from and after the Closing Date, neither RF nor its officers or directors shall, directly or through another person or another entity: (x) engage in a business or enterprise (either as proprietor, partner, employee, agent, consultant, or controlling stockholder) that qualifies as a business that competes with REALBIZ’s Business or (y) solicit or attempt to solicit sales or licenses of any competing businesses, interfere with, or disrupt or attempt to disrupt the relationship (contractual or otherwise) between RF, REALBIZ and their customers, suppliers, agents, consultants, officers or employees relating to the Product; and (ii) each of the Representing Parties agrees to the confidentiality and non-competition provisions set forth in their respective Employment Agreement.

(b)          It is the desire and intent of the parties that the provisions of this Section 9.2 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Section 9.2 shall be adjudicated to be invalid or unenforceable in any jurisdiction, this Section 9.2 shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of this subsection (c) in the particular jurisdiction in which such adjudication is made. RF agrees that it would be difficult to measure the damages to REALBIZ from the breach by of the provisions of this Section 9.2, that injury to REALBIZ from such breach would be impossible to calculate, and that monetary damages would therefore be an inadequate remedy; accordingly, RF agrees that REALBIZ shall be entitled, in addition to all other remedies it might have, to injunctions or other appropriate orders to restrain any such breach without showing or proving any actual damages. Nothing herein shall be construed as prohibiting REALBIZ from pursuing any other remedies for such breach or threatened breach.

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(c)          The undertakings and covenants of the RF contained in this Section 9.2 are an integral part of the transactions set forth in this Agreement and the consideration paid by REALBIZ pursuant to this Agreement shall be consideration not only for the Assets but also for such undertakings and covenants.

(d)          Notwithstanding the foregoing, the provisions of Section 9.2 shall be null and void in the event of an “Unwind Event” as outlined in Section 10 of this Agreement.

article X

UNWIND

10.1         Rights of RF to Force an Unwind. If on or prior to the date that is six months after the Closing, REALBIZ terminates the employment of either of the Representing Parties without cause (as such term is defined in the employment agreement between NEXT1 and each Representing Party), or either of the Representing Parties terminate their employment for Good Reason (as such term is defined in the employment agreement between RBIZ and each Representing Party), RF or Representing Party may elect, in its sole discretion, to have the Assets reverted back to RF and REALBIZ shall no longer have any right, title or interest in the Assets.

10.2         In the event of an unwind pursuant to Section 10.1 hereof, written notice thereof shall forthwith be given by RF to REALBIZ accompanied by the REALBIZ stock certificates issued to RF and a stock power duly executed in the name of REALBIZ that assigns back to REALBIZ the 2,000,000 shares of common stock of REALBIZ (such number of shares to be adjusted for any stock splits or similar transactions) that were issued to RF. Within thirty (30) business days of receipt of the notice and stock power and stock certificates, REALBIZ shall execute and deliver to Buyer, a Bill of Sale and Assignment, in substantially the same form as RF delivered to REALBIZ at the Closing, assigning all of REALBIZ’s right, title and interest in the Assets to RF, and from and after the date of delivery of the written notice, REALBIZ’s interest in the Assets shall terminate. Notwithstanding anything to the contrary contained herein, any enhancements or modifications to the Assets developed by the Representing Parties while employed by REALBIZ for NEXT 1 or REALBIZ shall belong to REALBIZ or NEXT 1 and RF and the Representing Parties shall have no rights to such assets. RF and REALBIZ shall fully cooperate so as to restore to each other their respective rights, titles and interests enjoyed by each of them immediately prior to Closing of this Agreement with respect to the Assets, transferred, moneys paid, documents executed, rights assigned and obligations assumed (including contracts entered into between the date hereof and Unwind Closing (as defined below)).

ARTICLE XI

Miscellaneous

11.1         Reasonable Efforts. Subject to the conditions of this Agreement, each of the parties shall use the efforts that a reasonable person would make so as to achieve that goal as expeditiously as possible to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under applicable laws to consummate the Transactions contemplated by this Agreement as promptly as practicable including but not limited to: (i) taking such actions as are necessary to obtain any required approval, consent, ratification, filing, declaration, registration, waiver, or other authorization and (ii) satisfying all conditions to Closing at the earliest possible time.

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11.2         Transaction Costs. Each party shall pay its own fees and expenses (including without limitation the fees and expenses of its representatives, attorneys, and accountants) incurred in connection with negotiation, drafting, execution, and delivery of this Agreement. REALBIZ shall bear all costs of audits if those become necessary as a condition of Closing.

11.3         Assignment. No party may assign any of its rights or delegate any performance under this Agreement except with the prior written consent of the other party.

11.4         Binding. This Agreement binds, and inures to the benefit of, the parties and their respective permitted successors and assigns.

11.5         Governing Law. The laws of the State of Florida (without giving effect to its conflict of laws principles) govern all matters arising out of this Agreement, including without limitation tort claims.

11.6         Entirety of Agreement. This Agreement, and any material or other Agreements incorporated herein by reference, constitute the entire agreement of the parties concerning the subject matter hereof and supersedes all prior agreements, if any.

11.7         Further Assurances. Each of RF, the Representing Parties, and REALBIZ shall execute and deliver such additional documents and instruments and perform such additional acts as the other party may reasonably request to effectuate or carry out and perform all the terms of this Agreement and the Transactions contemplated hereby, and to effectuate the intent of this Agreement.

11.8         Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, any of this Agreement must be brought against any of the parties in the courts of the State of Florida, or, if it has or can acquire jurisdiction, in the United States District Court for Palm Beach County, and each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Nothing in this Section 11.8, however, affects the right of any party to serve legal process in any other manner permitted by law. All references to a time of day in this Agreement are references to the time in the State of Florida.

11.9         Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

11.10         Counterparts. This Agreement may be executed in several counterparts, each of which is an original and all of which together constitute one and the same instrument.

11.11         No Third-Party Rights. Nothing expressed or referred to in this Agreement gives any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement, and this Agreement and all of its provisions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns. The undersigned are signing this Agreement on the date stated in the introductory clause.

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

REALBIZ MEDIA GROUP, INC.

By:	/s/ William Kerby
Name: William Kerby
Title: President and Chief Executive Officer

REACHFACTOR, INC.

By:	/s/ Suresh Srinivasan
Name: Suresh Srinivasan
Title: President

REPRESENTING PARTIES:

/s/ Suresh Srinivasan
SURESH SRINIVASAN

/s/ Arun Srinivasan
ARUN SRINIVASAN

For the purposes of ARTICLE X

NEXT 1 INTERACTIVE , INC.

By:	/s/ William Kerby
Name: William Kerby
Title: President and Chief Executive Officer

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Schedule A

Assumed Liabilities

Subject to the provisions of the next sentence, assumed liabilities include all obligations under the Contracts that, by the terms and conditions thereof, are to be discharged or performed at any time that relate to work, services, products or another benefit being provided to or in favor of the Purchaser, including obligations to perform services in respect of Pre-billed Services for which RF has collected Deferred Revenue. Notwithstanding anything to the contrary contained herein, Assumed Liabilities shall not exceed $25,000.

Excluded liabilities are current employment contracts, payroll taxes payable, insurance payable, any and all loans due to outside parties as well as loans due to Employees.

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